Exhibit 99.1

Rex Energy Announces 61% Net Increase in Proved Reserves

and Provides Operational Update

•	Year-end 2010 proved reserves increased to 201.7 BCFE

•	Total reserve replacement at 1,560%

•	2011 production expected to increase 71%-95% from 2010

•	Capital budget set at $148.8 million with 74% allocated to oil and liquids rich plays

STATE COLLEGE, PA., Jan 26, 2010 (GLOBE NEWSWIRE) — Rex Energy Corporation (Nasdaq:REXX) today announced that its total proved reserves as of December 31, 2010 increased 95% from 2009 year-end estimates to 201.7 Bcfe prior to adjustments for production, asset sales and revisions. Total proved reserves for crude oil and natural gas liquids and natural gas as of December 31, 2010 consisted of 12.3 Mbbls and 127.6 Bcf, respectively. The company replaced 1,560% of its estimated 2010 production with a reserve to production (R/P) ratio of 27.6 years.

The following table summarizes the company’s proved reserves as of December 31, 2010:

	Natural Gas (Mmcf)	Oil and NGLs (Mbbl)	Total (Mmcfe)

Balance – December 31, 2009	56,163	11,510	125,223

Extensions and discoveries	93,230	3,462	114,000	(1)

Sale of minerals in place	(12,252)	(370)	(14,470	)(2)

Estimated production	(3,008)	(717)	(7,310	)(3)

Revisions to previous estimates	(6,512)	(1,542)	(15,764	)(4)

Balance – December 31, 2010	127,622	12,343	201,679	(5)

Proved developed reserves as of December 31, 2010	32,477	8,799	85,272

(1)	Butler County Marcellus Shale reserves up 248% over 2009
(2)	Sales to Sumitomo as part of joint venture transaction
(3)	Unaudited 2010 production figures
(4)	Includes reclassification of 3.7 Bcfe and 13.5 Bcfe from Appalachian Basin (non-Marcellus) and Illinois Basin, respectively, to the probable category
(5)	Total proved reserves increased 61% adjusting for production, assets sales and revisions

Due to the transition from conventional drilling to horizontal drilling in its Appalachian Basin operations and focus on higher impact projects, the company does not intend to drill certain conventional locations within the next five years. As a result, the company has excluded approximately 17.2 Bcfe of conventional Appalchian Basin and Illinois Basin proved undeveloped reserves from its year-end 2010 proved reserves. This reclassification complies with the Securities and Exchange Commission rule for “Modernization of Oil and Gas Reporting” which requires proved undeveloped locations to be drilled within five years of the first booking date of the well.

Operational Update

Rex Energy provided the following operational update in each of its operating regions. Unless specifically stated otherwise in this news release, all numbers are gross.

Appalachian Basin - Butler County, Pennsylvania

Rex Energy is the operator of its Butler County, Pennsylvania acreage, located within the wet gas area of the Marcellus Shale. Rex Energy has a 70% working interest in this acreage and Sumitomo Corporation has a 30% working interest.

In Butler County, the company has completed fracture stimulation of its next group of five wells, which flow tested at a combined 24-hour production rate of 16.0 Mmcfe per day. The company expects sales from the five wells along with existing production to be at approximately 25.0 Mmcfe per day by February 1, 2011. In addition, the company has drilled the five well Drushel pad and expects to begin fracture stimulation on March 1, 2011. The company is completing drilling operations on the first of three wells on the Talarico pad.

Rex Energy expects to have a second operated rig drilling in Butler County by the middle of the second quarter 2011. Both rigs are contracted pursuant to two year contracts with Union Drilling Inc. for 2011 and 2012. The company has also secured a two year contract for pressure pumping services with Frac Tech Services, LLC beginning April 1, 2011 for two weeks of dedicated operations per month and a two year arrangement through Pipeco Services, Inc. with United States Steel Corporation to receive all necessary casing and tubular through 2012.

Rex Energy jointly owns the Sarsen cryogenic gas processing plant (the Sarsen Plant) through its interest in Keystone Midstream Services, LLC. Stonehenge Energy Resources LP has a 60% interest, Rex Energy has a 28% interest, and Sumitomo has a 12% interest in Keystone Midstream.

The Sarsen Plant is currently capable of processing up to 30 Mmcf per day of gas. Keystone Midstream has submitted the permit application for a second cryogenic plant (the Blue Stone Plant) to the Pennsylvania Department of Environmental Protection, which is currently under review. The company expects to commission the Blue Stone Plant in the first quarter of 2012.

Appalachian Basin - Westmoreland & Clearfield Counties, Pennsylvania

Williams Companies, Inc. is the operator of Rex Energy’s acreage in Westmoreland and Clearfield Counties, Pennsylvania. Williams has a 50% working interest, Rex Energy has a 40% working interest and Sumitomo has a 10% working interest in this acreage. Williams is presently operating two drilling rigs within this area of mutual interest.

In Westmoreland County, Williams has completed drilling five Uschak wells and has moved a rig to the Androstic pad where drilling operations are currently underway on the second of three wells. Williams has informed the company that they expect to fracture stimulate the five Uschak wells and place them into service in time for the commissioning of the Salem Beagle Club tap from its gathering line into the EQT pipeline on May 1, 2011. Williams expects this tap to have initial capacity of approximately 12-24 Mmcf per day, for a total take away capacity in Westmoreland County of approximately 26-38 Mmcf per day. The second Williams operated drilling rig is currently drilling the second of four additional wells in the Uschak Unit, for a total of nine wells to be drilled in the unit. Westmoreland County wells are currently producing approximately 14 Mmcf per day.

In Clearfield County, Williams has recently completed two wells in the Alder Run Unit, which have been fracture stimulated and placed into line at an average 24-hour rate of 5.0 Mmcf per day.

Illinois Basin - ASP Progress

In the Illinois Basin, the company is conducting a pilot of an alkali-surfactant-polymer waterflood project. The company has completed a 25% pore volume injection of akalai and surfactant in its 15-acre Middagh Unit and has begun the polymer push phase of the project with another 5% of pore volume injection. The company expects to report preliminary results of the pilot between late first quarter 2011 and early second quarter 2011.

Denver Julesberg (DJ) Basin - Initial Wells Completed

Rex Energy drilled its first step out Niobrara well, the Herrington 41-26H (100% WI and 82.5% NRI), in Laramie County, Wyoming in the East Silo Field area. The company drilled this well to a total measured depth of 11,950 feet with a lateral length of 4,706 feet and fracture stimulated the well with 15 stages. The well produced at controlled test rates of 450 gross BOEPD (408 BOPD and 253 MCFPD) at 50% oil cut while recovering load fluid from the fracture stimulation. The company is currently installing an electric submersible pump to produce the well.

Rex Energy drilled its second Niobrara step out well, the BJB 34-14H (100% WI and 81.88% NRI), which was also in Laramie County. The company drilled the well to a total measured depth of 10,800 feet with a lateral length of 3,348 feet and fracture stimulated the well with 14 stages in early January 2011. The well is in early stages of flow back and fracture stimulation fluid recovery but is demonstrating similar production characteristics to the Herrington well.

The first test well that Rex Energy drilled in the Niobrara, the Silo State 41-22H (75% WI and 59.2% NRI), was a farm-in commitment well located within the boundaries of the Silo Field, also in Laramie County. The company drilled this well to a total measured depth of 11,700 feet with a lateral length of 3,560 feet and fracture stimulated the well with 13 stages. The well produced at controlled test rates of 201 gross BOEPD (153 BOPD and 288 MCFPD) during the fracture fluid recovery process. These test rates are over 15 times the current producing rates of offset existing production. This well indicates the potential for infill drilling and increased density spacing in the Niobrara formation to be used in future development.

Rex Energy has received the results from an initial seismic program over the East Silo Field area and is currently reviewing and interpreting these results. The company has released the drilling rig in the area to complete its seismic review and develop its Niobrara program for 2011. The company anticipates re-engaging the rig in the second quarter of 2011 to drill and complete a minimum of five Niobrara wells. Currently, the company has identified 11 drilling locations in the East Silo Field area offsetting the Herrington and BJB wells. Additionally, the company expects to drill one well in Weld County, Colorado in 2011 to hold leasehold in this area and determine the potential of the Niobrara on its Colorado acreage.

2010 Unaudited Results

Rex Energy’s full year unaudited 2010 daily production rate and December 2010 daily exit production rate, was 20,250 Mcfe/ per day, and 24,866 Mcfe/ per day, respectively. The company also expects to be within its previously provided guidance for fourth quarter 2010 and full-year 2010 guidance for lease operating expenses (“LOE”) and general and administrative expenses (“G&A”).

2011 Capital Expenditure Budget

Rex Energy’s board of directors approved an initial 2011 capital expenditure budget of $148.8 million. The 2011 capital budget outlined below is net of an estimated $30.0 million drilling carry from the company’s joint venture with Sumitomo. The company expects to spend approximately 74%, or $109.5 million, on activities in the liquids-rich area of the Marcellus Shale and the company’s oil projects.

	Appalachian	Illinois	DJ	Total
($ in millions)
Drilling & Exploitation	$81.4	$3.0	$21.0	$105.4
Tertiary Recovery Projects	$—	$0.7	$—	$0.7
Facilities, Equipment & HSE	$0.9	$7.5	$1.0	$9.4
Land	$10.0	$—	$5.0	$15.0
Midstream	$18.0	$—	$—	$18.0
Corporate	$—	$—	$—	$0.3

Total	$110.3	$11.2	$27.0	$148.8

% CAPEX in Oil & Liquids Rich Project Areas	65%	100%	100%	74%
Gross Wells	45	9	5	59
Net Wells	24	4	5	33

Of its 2011 budget, Rex Energy has allocated approximately $71.3 million to the liquids-rich area of the Marcellus Shale in Butler County, $38.9 million to the dry gas area of the Marcellus Shale within the Williams joint venture areas, $27.0 million to the Niobrara in the DJ Basin and $11.2 million to the Illinois Basin.

Corporate Presentation

An updated corporate presentation will be available by close of business day on Thursday, January 27, 2011 on the Rex Energy website, www.rexenergy.com.

Management Presentation at OGIS

Management will present at the IPAA Florida OGIS conference on February 4, 2011 at 10:40 a.m., EST. The company’s presentation at the conference will be available via webcast. A copy of the company’s presentation will also be available on the Rex Energy website, www.rexenergy.com.

2011 Production, LOE, Cash G&A and Capital Expenditure Guidance

Rex Energy expects its production, LOE, cash G&A and capital expenditures for the first quarter 2011 and the full year 2011 to be as set forth in the following table:

	1Q11	Full Year 2011
Production	25.8-27.3 Mmcfe/day	34.7-39.4 Mmcfe/day
LOE	$6.7 M - $7.2M	$32.0 M - $37.0M
Cash G&A	$4.9M - $5.3M	$20.0 M - $21.0M
Capital Expenditures	$20.4M	$148.8M
December Exit Rate		40.7-48.5 Mmcfe/ day

Fourth Quarter 2010 Financial Results and Operational Update Conference Call

Rex Energy will release its 2010 earnings on Tuesday, February 15, 2011 after trading closes on the NASDAQ Stock Market. Management will also host a conference call and webcast on Wednesday, February 16, 2011 at 11:00 a.m. EST to review the 2010 financial results and operational highlights. The conference call and webcast will be live and available on the company’s website at www.rexenergy.com under the Investor Relations tab.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complimentary to its portfolio.

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Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells (as well as the timing of rig operations, natural gas processing plant commissioning and operations, fracture stimulation activities and the completion of wells and the expected dates that wells are producing hydrocarbons that are sold), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are indicated by words such as “expected”, “expects”, “anticipates” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, contact:

Tom Stabley

Executive Vice President and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com